Exhibit 10.6
THIRD AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT
This THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), dated the 10th day of August, 2022, is entered into by and between Privia Health, LLC (“Company”) and Parth Mehrotra (“Executive”). Each of Company and Executive may be referred to individually herein as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, Company, Brighton Health Management Corp. (“Brighton”), and Executive entered into that certain Executive Employment Agreement dated as of January 1, 2018, as amended by that certain First Amendment to the Executive Employment Agreement and Non-Qualified Stock Option Plan Agreement(s) effective April 1, 2020 and that certain Second Amendment to Executive Employment Agreement effective April 16, 2021 (collectively, the “Agreement”); and

WHEREAS, as of January 1, 2019, Brighton is no longer a party to and shall no longer have any rights or obligations under the Employment Agreement; and

WHEREAS, Company and Executive desire to amend the Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements of the Parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto as agree as follows:

1.Amendment to Section 5 – First Paragraph. The third sentence of the first paragraph of Section 5 (Term and Termination) of the Agreement is hereby amended as follows with deletions evidenced by strikethrough text:

In the event Executive’s employment is terminated for any reason, Executive shall receive his Base Salary accrued through the date of termination, ~~his accrued but unused paid time off,~~ reimbursement of any business expenses properly incurred prior to the date of termination, and any benefits, including continuation and conversion rights, provided upon termination of employment under Company’s employee benefit plans (collectively the “Accrued Obligations”).

2.Amendment to Section 5 – Second Paragraph. The first sentence of second paragraph of Section 5 (Term and Termination) of the Agreement is hereby deleted in its entirety and replaced with the following:

In the event Company terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason, Company shall, in addition to the Accrued Obligations, also be obligated to pay a monthly severance amount to Executive in an amount equal to one-twelfth (1/12) of the sum of (x) his annual Base Salary and (y) the Additional Salary (at target for the year of termination) (minus in each case, applicable withholdings) (the “Severance Amount”) for a period of eighteen (18) months following the date of termination (the “Severance Period”) (each installment of which shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code), and to continue to pay for

Exhibit 10.6
his health benefits for the Severance Period; provided, that, any monthly payment of the Severance Amount shall be reduced by the pre-tax amount (or the pre-tax equivalent) of any long-term disability benefit to which the Executive is entitled for that month.
3.Amendment to Section 9 – First Paragraph. The first paragraph of Section 9 (Non-Compete) of the Agreement is hereby deleted in its entirety and replaced with the following:

In recognition of the substantial time, money and effort expended by Company in the development of its Confidential Information and Proprietary Information; the fact that Executive will have access to and be personally entrusted with such Confidential Information and Proprietary Information during Executive’s employment with Company; the high degree of competition in the field Company has chosen to engage in; the special knowledge and expertise that Executive may develop as a result of his employment with Company; and the worldwide nature of Company’s business, Executive agrees that during his employment with Company and for eighteen (18)  months after such employment ends (the “Non-Compete Period”), Executive will not directly or indirectly compete with Company in any way, within any within any State in the United States, in which Company or any affiliate of Company provides products or services as of the date of the termination, which States as of the July 1, 2022, include the States of California, Florida, Georgia,  Maryland, Montana, Tennessee, Texas, Virginia, and the District of Columbia, by providing services as an employee, director, consultant or otherwise to a person or entity (defined below) in competition with Company.

4.Amendment to Section 9 – Second Paragraph. The first sentence of the second paragraph of Section 9 (Non-Compete) of the Agreement is hereby deleted in its entirety and replaced with the following:

The Parties agree that for purposes of this Agreement, a person or entity is in competition with Company if it operates or manages medical groups, health systems, independent physicians associations, or accountable care organizations in any state in which Company or its subsidiaries and affiliates conducts business at the time of Executive's termination.

5.Defined Terms. Capitalized terms which are used in this Amendment but are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
6.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

7.No Breach. The Parties hereby acknowledge and agree that the change set forth in in this Amendment (a) are voluntary, (b) do not constitute a breach of the Agreement, and (c) do not constitute Good Reason under the Agreement.

8.Ratification of Agreement. Except as expressly modified or amended by this Amendment, all provisions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.

Exhibit 10.6
9.Counterparts. This Amendment maybe executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature Page to Follow]

Exhibit 10.6

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

EXECUTIVE:

/s/ Parth Mehrotra
Parth Mehrotra

COMPANY:

PRIVIA HEALTH, LLC

By:/s/ Shawn Morris
Name: Shawn Morris
Title: Chief Executive Officer